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Exhibit 99.1

CONTACT:	News Media	FOR IMMEDIATE RELEASE
	Aimee Valdez	7/24/2003
(303) 277-6472 Investor Relations Dave Dunnewald (303) 279-6565 Kevin Caulfield (303) 277-6894

COORS REPORTS SECOND QUARTER RESULTS

        GOLDEN, Colo.—Adolph Coors Company today announced higher consolidated sales for the second quarter of 2003. The company also reported higher net income and earnings per share, driven by a reduction in the company's effective tax rate in the quarter.

        For the 13-week quarter ended June 29, 2003, the company reported consolidated net sales of $1.1 billion, a 5.0 percent increase from a year earlier. Second quarter consolidated sales volume totaled 9,132,000 U.S. barrels, or 10,716,000 hectoliters (HLs), up 2.8 percent from a year ago.

        The company reported consolidated 2003 second quarter net income of $76.3 million, a 12.9 percent increase from the second quarter of 2002. Second quarter 2003 diluted earnings per share were $2.09, growing 13.6 percent from $1.84 per diluted share last year. This increase was driven by a temporary reduction in the company's effective tax rate to 25.8 percent in the second quarter, primarily related to the Coors Brewers Limited (CBL) acquisition tax structure and the favorable resolution of several tax audits. The tax rate for full year 2003 is currently anticipated to be in the range of 31 to 32 percent, with the longer-term rate closer to 36 percent.

        Leo Kiely, Coors Brewing Company (CBC) president and chief executive officer, said, "Although Coors Brewing Company's sales and net income were higher in the second quarter, our operating income declined 4.1 percent as a result of challenges in both of our major business segments. Lower Americas sales-to-retail reflected a very soft U.S. beer industry, which was hindered by poor weather in many parts of the country and general economic weakness that continued from the first quarter of the year. In addition, we faced challenges in a few high-share markets. Lower sales-to-retail largely offset solid pricing and margins in the quarter. U.S. Coors Light sales-to-retail declined at a low-single-digit rate, while Keystone Light continued to grow at a low-double-digit rate. In our U.K. business, strong volume performance was offset by negative channel shifts, off-premise price discounting and reduced income from sales of other companies' beverage brands ("factored brands") that are sold through our U.K. sales and distribution structure. Year-over-year results were also reduced by several transitional arrangements that generated pretax income in 2002, but not this year. These transitional arrangements, which are no longer in effect, included contract brewing and other services related to the CBL acquisition. Consolidated second quarter operating results also were reduced by expected higher pension and interest expense.

        "Highlights during the quarter included further significant progress by our U.S. operations team in reducing costs per barrel, which more than offset increased pension and fuel costs. We were successful in rebuilding our U.S. distributor inventories during the quarter, and we're encouraged by stronger U.S. sales trends in early July as we entered the second half of the peak summer selling season. Also, our Coors Light business in Canada continued its strong performance, growing volume at a mid-single-digit rate and posting pretax earnings of $11.9 million. In our Europe segment, volume and share trends in our U.K. business were very strong, driven by our Carling brand growing at a low-double-digit rate and Grolsch volume growing at a solid double-digit rate.

        "Looking ahead, we expect that sales mix shifts in our Americas and Europe segments will continue to challenge us. During the remainder of the year, we will focus on improving these trends, while driving volume and share growth."

Americas Segment Results

        Americas segment net sales increased 2.3 percent compared to the second quarter 2002. Second quarter 2003 sales volume totaled 6,419,000 U.S. barrels (7,533,000 HLs), up 0.8 percent from 2002. U.S. domestic sales-to-retail decreased an estimated 1.9 percent during the quarter compared to the second quarter of 2002. Total Americas distributor sales-to-retail decreased about 3.1 percent, largely due to an excise tax increase in Puerto Rico during June of last year. Pretax income in the Americas segment increased 4.0 percent to $90.2 million.

Europe Segment Results

        Europe segment net sales increased 10.0 percent in the second quarter of 2003. Second quarter 2003 sales volume of owned and licensed beverage brands totaled 2,713,000 U.S. barrels (3,184,000 HLs), up 8.1 percent from a year ago. Europe segment pretax income of $41.9 million was down 10.1 percent from a year ago.

        Adolph Coors Company will conduct a conference call with financial analysts and investors at noon Eastern Time today to discuss the company's second quarter financial results. A live webcast of the conference call will be accessible via the company's website, www.coors.com, in the "Invest In Us" area of the site. An online replay of the conference call webcast will be available within two hours following the live webcast until 11:59 p.m. Eastern Time on August 24, 2003.

# # #

(Summary of Operations Attached)

Forward-Looking Statements

        This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer product preferences, industry price discounting, and increases in costs. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

ADOLPH COORS COMPANY

SUMMARY OF OPERATIONS—CONSOLIDATED

2nd QUARTER 2003

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
	(In thousands, except per share data)
Barrels of beer and other beverages sold	9,132	8,881	16,050	15,387

Sales—domestic and international	$1,469,371	$1,363,025	$2,570,226	$2,307,281
Beer excise taxes	(368,995)	(315,256)	(641,709)	(513,690)

Net sales	1,100,376	1,047,769	1,928,517	1,793,591
Costs and expenses:
Cost of goods sold	(683,087)	(640,020)	(1,242,561)	(1,122,364)

Gross profit	417,289	407,749	685,956	671,227
Marketing, general and administrative	(299,812)	(286,311)	(554,122)	(501,725)
Special credits (charges)	—	1,074	—	(1,802)

Operating income	117,477	122,512	131,834	167,700
Other income (expense)—net	2,908	(2,571)	6,292	2,356
Interest expense—net	(17,491)	(13,216)	(33,972)	(18,365)

Earnings before income taxes	102,894	106,725	104,154	151,691
Income tax expense	(26,552)	(39,109)	(27,006)	(56,872)

Net income	$76,342	$67,616	$77,148	$94,819

Net income per share (basic)	$2.10	$1.87	$2.12	$2.63

Net income per share (diluted)	$2.09	$1.84	$2.11	$2.60

Weighted average number of shares o/s (basic)	36,319	36,117	36,318	36,045
Weighted average number of shares o/s (diluted)	36,524	36,683	36,541	36,477
Cash dividends declared per share	$0.205	$0.205	$0.410	$0.410

Note:
Results for the first 5 weeks of fiscal 2002 exclude Coors Brewers Limited (U.K.)

ADOLPH COORS COMPANY

SUMMARY OF OPERATIONS—AMERICAs

2nd QUARTER 2003

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
	(In thousands)
Barrels of beer and other beverages sold	6,419	6,371	11,324	11,501

Sales—domestic and international	$808,164	$791,531	$1,423,689	$1,428,500
Beer excise taxes	(116,131)	(114,955)	(204,900)	(206,948)

Net sales	692,033	676,576	1,218,789	1,221,552
Costs and expenses:
Cost of goods sold	(401,512)	(400,473)	(739,102)	(743,805)

Gross profit	290,521	276,103	479,687	477,747
Marketing, general and administrative	(201,106)	(191,113)	(366,245)	(348,890)
Special charges	—	1,644	—	840

Operating income	89,415	86,634	113,442	129,697
Other income (expense)—net	795	142	3,457	(7)
Interest expense—net	—	—	—	—

Earnings before income taxes	$90,210	$86,776	$116,899	$129,690

ADOLPH COORS COMPANY

SUMMARY OF OPERATIONS—EUROPE

2nd QUARTER 2003

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
	(In thousands)
Barrels of beer and other beverages sold	2,713	2,510	4,726	3,886

Sales—domestic and international	$661,207	$571,494	$1,146,537	$878,781
Beer excise taxes	(252,864)	(200,301)	(436,809)	(306,742)

Net sales	408,343	371,193	709,728	572,039
Costs and expenses:
Cost of goods sold	(281,575)	(239,547)	(503,459)	(378,559)

Gross profit	126,768	131,646	206,269	193,480
Marketing, general and administrative	(91,472)	(88,923)	(175,417)	(141,976)
Special charges	—	—	—	—

Operating income	35,296	42,723	30,852	51,504
Other income (expense)—net	2,203	(1,117)	3,008	761
Interest income—net	4,388	5,011	8,753	7,431

Earnings before income taxes	$41,887	$46,617	$42,613	$59,696

Note:
All results prior to 2/2/02 exclude Coors Brewers Limited, leaving only pre-CBL-acquisition Europe results prior to 2/2/02.

ADOLPH COORS COMPANY

SUMMARY OF OPERATIONS—CORPORATE

2nd QUARTER 2003

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
	(In thousands)
Barrels of beer and other beverages sold	—	—	—	—

Sales—domestic and international	$—	$—	$—	$—
Beer excise taxes	—	—	—	—

Net sales	—	—	—	—
Costs and expenses:
Cost of goods sold	—	—	—	—

Gross profit	—	—	—	—
Marketing, general and administrative	(7,234)	(6,275)	(12,460)	(10,859)
Special charges	—	(570)	—	(2,642)

Operating loss	(7,234)	(6,845)	(12,460)	(13,501)
Other (expense) income—net	(90)	(1,596)	(173)	1,602
Interest expense—net	(21,879)	(18,227)	(42,725)	(25,796)

Loss before income taxes	$(29,203)	$(26,668)	$(55,358)	$(37,695)

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  Exhibit 99.1
ADOLPH COORS COMPANY SUMMARY OF OPERATIONS—CONSOLIDATED 2nd QUARTER 2003 (Unaudited)
ADOLPH COORS COMPANY SUMMARY OF OPERATIONS—AMERICAs 2nd QUARTER 2003 (Unaudited)
ADOLPH COORS COMPANY SUMMARY OF OPERATIONS—EUROPE 2nd QUARTER 2003 (Unaudited)
ADOLPH COORS COMPANY SUMMARY OF OPERATIONS—CORPORATE 2nd QUARTER 2003 (Unaudited)